Exhibit 99.2

Dollar General Announces James W. Thorpe to Retire as Chief Merchandising Officer

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 16, 2017--Dollar General Corporation (NYSE: DG) today announced James “Jim” W. Thorpe , executive vice president and chief merchandising officer (CMO), will retire from Dollar General effective April 15, 2017.

“Jim’s strong understanding of our core customer and passion for our business have been instrumental in driving innovation in our merchandising initiatives,” said Todd Vasos, Dollar General’s chief executive officer. “When Jim rejoined the company in 2015, we agreed upon a clear set of objectives for his tenure as CMO. As I knew he would, Jim has delivered on the merchandising strategies we identified as our highest priorities. I’m grateful for his contributions and wish Jim and his family the best in the future.”

“Being at Dollar General has been the highlight of my career. I have been very fortunate to work with talented executives and an exceptional merchandising group. While I’m excited for the next chapter, I will miss being part of such a great team and I have no doubt Dollar General will continue to grow and lead the way in the small-box discount retail business,” said Thorpe.

Thorpe joined Dollar General in 2006 and served as its Senior Vice President and General Merchandise Manager until July 2012. He returned to Dollar General as Executive Vice President and CMO in August 2015. Prior to Dollar General, Thorpe served in merchandising leadership positions with Sears Holdings Corporation and in marketing roles with Zenith Data Systems and MAXIMA Corporation.

Dollar General has started a search for a successor and will consider both internal and external candidates for the job.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 13,320 stores in 43 states as of February 3, 2017, Dollar General is among the largest discount retailers in the United States. In addition to high quality private brands, Dollar General sells products from America's most-trusted brands such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
Crystal Ghassemi, 615-855-5210